                                   Exhibit 2.1












                            REORGANIZATION AGREEMENT

                                  BY AND AMONG

                     BINGHAM FINANCIAL SERVICES CORPORATION,

                          DMR FINANCIAL SERVICES, INC.,

                   HARTGER & WILLARD MORTGAGE ASSOCIATES, INC.

                                       AND

                       DETROIT MORTGAGE AND REALTY COMPANY







                                  JUNE 30, 1999

                            REORGANIZATION AGREEMENT


         This Reorganization Agreement (the "Agreement") is made and entered into as of June 30, 1999, by and among BINGHAM FINANCIAL SERVICES CORPORATION, a Michigan corporation ("Bingham"), DMR FINANCIAL SERVICES, INC., a Michigan corporation ("DMRFS"), HARTGER & WILLARD MORTGAGE ASSOCIATES, INC., a Michigan corporation ("H&W"), and DETROIT MORTGAGE AND REALTY COMPANY, a Michigan corporation and the sole shareholder of both DMRFS and H&W ("DMR"). For the purposes of this Agreement, Bingham, DMR, H&W and DMRFS are referred to sometimes collectively as the "Parties" and individually as a "Party".


                                    RECITALS:

         WHEREAS, Bingham, DMR, DMRFS and H&W desire to consummate the transactions provided for in this Agreement pursuant to which Bingham will acquire all of the issued and outstanding shares of the capital stock of H&W, as and in the manner contemplated in this Agreement, from DMRFS in exchange for shares of Bingham's capital stock.

         WHEREAS, the Parties had originally intended that Bingham acquire all of the issued and outstanding shares of the capital stock of DMRFS and H&W simultaneously.

         WHEREAS, for business purposes, the Parties have determined that it is in their best interests for Bingham to accelerate acquisition of H&W by acquiring all of the issued and outstanding shares of the capital stock of H&W pursuant to this Agreement and subsequently acquiring all of the issued and outstanding shares of the capital stock of DMRFS, subject to the execution of, and satisfaction of the terms and conditions of, a mutually acceptable Reorganization Agreement with respect to DMRFS.

         WHEREAS, subject to the conditions described in the previous paragraph, the Parties contemplate that the acquisition of H&W by Bingham would be followed by the acquisition of DMRFS and the Parties intend that the acquisition of H&W and DMRFS be an integrated transaction and together qualify as a tax-free reorganization under Section 368(a)(1)(C) of the Code.

         NOW, THEREFORE, for and in consideration of the foregoing Recitals, the mutual covenants and undertakings set forth below and other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Parties hereby agree as follows:

1. CERTAIN DEFINITIONS. For purposes of this Agreement, the following capitalized terms shall have the following meanings:

         1.1. "Act" means the Michigan Business Corporation Act, as the same has and may be amended.

         1.2. "Bingham Business" means, collectively, the respective businesses in which Bingham and its subsidiaries are engaged.

         1.3. "Consent" means any consent, approval or authorization of, or withholding of objection on the part of, or filing, registration or qualification with, or notice to, any Governmental Authority (defined in this Section 1) or any lenders, creditors, shareholders or other third parties.

                                      -1-
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         1.4.   "Code" means the Internal Revenue Code of 1986, as amended.

         1.5.   "DMRFS Business" means the business in which DMRFS is engaged.

         1.6.   [intentionally omitted]

         1.7.   [intentionally omitted]

         1.8.   [intentionally omitted]

         1.9.   [intentionally omitted]

         1.10.  [intentionally omitted]

         1.11.  [intentionally omitted]

         1.12.  [intentionally omitted]

         1.13.  [intentionally omitted]

         1.14.  [intentionally omitted]

         1.15.  [intentionally omitted]

         1.16. "Governmental Authority" means any court, administrative agency, commission or other governmental authority or instrumentality, whether federal, state, local or foreign.

         1.17. "H&W Assets" means all of the assets and properties, whether known or unknown, tangible or intangible, real or personal, wherever situated, owned by H&W or in which H&W has any right, title or interest.

         1.18.  "H&W Business" means the business in which H&W is engaged.

         1.19. "H&W Certificate" means certificates evidencing H&W Shares (defined in this Section 1).

         1.20.  [intentionally omitted]

         1.21. "H&W Shares" means the issued and outstanding shares of the capital stock of H&W, as reflected in the books and records of H&W as of the date of this Agreement.

         1.22. "H&W Stock" means H&W's sole class of capital stock, common stock, $1.00 par value.

         1.23. "Liens" means title defects, judgments, objections, security interests, liens, charges, liabilities, mortgages, easements, restrictions, reservations, tenancies, agreements, rights of redemption, third-party rights and other obligations and encumbrances of any nature whatsoever.

         1.24.  "SEC" means the Securities and Exchange Commission.

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         1.25.  "Treasury Regulation" means any regulation promulgated under the
                Code including any amendments or any substitute or successor provisions thereto.

         1.26.  "'33 Act" means the Securities Act of 1933, as amended.

         1.27.  "'34 Act" means the Securities Exchange Act of 1934, as amended.

2.       EXCHANGE OF SHARES.

         2.1. General. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (defined in Section 14.1 below), DMRFS shall transfer and otherwise convey to Bingham, and Bingham shall acquire from DMRFS, DMRFS's entire right, title and interest in and to all of the H&W Shares, free and clear of all Liens, as provided in this Agreement. The Parties intend that this transaction together with the contemplated acquisition of DMRFS by Bingham shall constitute a reorganization within the meaning of Section 368(a)(1)(C) of the Code, and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code. DMR, DMRFS and H&W agree not to take any action inconsistent with that intent, and in furtherance of that intent, Bingham shall comply with its obligations under Section 11.6 below. None of the Parties shall be under any other obligation to restructure the transactions, to amend this Agreement or to take any other action whatsoever so as to effectuate that intent, if such transactions do not constitute a reorganization within the meaning of Section 368(a)(1)(C) of the Code, or this Agreement does not constitute a "plan of reorganization" for the purposes of Section 368 of the Code.

         2.2.   [intentionally omitted]

         2.3. Directors and Officers of H&W. The directors and officers of H&W from and after the Closing Date shall be as set forth on the attached Schedule 2.3 (retaining their respective positions and terms of office until their successors are duly elected and qualified in accordance with the Articles of Incorporation and the bylaws of H&W, as both may have been or may subsequently be amended or restated).

         2.4.   [intentionally omitted]

3.       ASSUMPTION OF LIABILITIES AND RELATED MATTERS.

         3.1.   [intentionally omitted]

         3.2.   [intentionally omitted]

         3.3. DMR and DMRFS have fully paid, discharged and satisfied any and all debts, liabilities and other obligations which they owe or have to H&W.

         3.4. DMR and DMRFS have caused all debts, liabilities and other obligations H&W owes or has to DMR or any of DMR's affiliates to be fully discharged and satisfied, and for H&W to be fully and completely released from all such debts, liabilities and other obligations. The discharge and satisfaction of such debts has been structured so that H&W does not and will not incur any income from the discharging of such debts.

         3.5.   [intentionally omitted]

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

4.       [intentionally omitted]

5.       [intentionally omitted]

6.       CONSIDERATION.

         6.1. Initial Consideration. Effective as of the close of business July 2, 1999, for and in consideration of the H&W Shares, Bingham shall issue to DMRFS an aggregate of sixty-six thousand six hundred sixty-seven (66,667) shares (the "Initial Consideration Shares") of its common stock, without par value ("Bingham Common Stock").

         6.2.   [intentionally omitted]

         6.3.   [intentionally omitted]

         6.4.   [intentionally omitted]

         6.5.   [intentionally omitted]

         6.6.   [intentionally omitted]

         6.7.   [intentionally omitted]

         6.8.   [intentionally omitted]

         6.9.   [intentionally omitted]

7. REPRESENTATIONS AND WARRANTIES CONCERNING DMRFS. DMR and DMRFS hereby jointly and severally represent, warrant and covenant the following to Bingham and H&W:

         7.1. Good Standing and Authority. DMRFS is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. DMRFS is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which it is required to be so qualified, except where the failure to be so qualified, individually or in the aggregate, would not have a material adverse effect on the business, properties, operations or financial condition ("Material Adverse Effect") of DMRFS. All such jurisdictions are listed on the attached Schedule 7.1. DMRFS has the corporate power and authority to enter into this Agreement and any and all other documents contemplated in or to be executed in connection with this Agreement (the "Attendant Documents") to which it is or will be a party and to consummate the transactions contemplated in this Agreement and the Attendant Documents. This Agreement and all of the Attendant Documents to which DMRFS is or will be a party, and the consummation of the transactions contemplated in this Agreement, have been duly authorized and approved by all necessary and proper corporate action on the part of DMRFS. This Agreement, and all of the Attendant Documents to which DMRFS is or will be a party, when executed and delivered, will constitute legal, valid and binding obligations of DMRFS, enforceable against DMRFS in accordance with their respective terms, subject to DMR's and DMRFS's shareholders approving this Agreement in accordance with applicable law. DMR is the sole shareholder of DMRFS.

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


         7.2. Consents, Approvals and Authorizations. Except for (i) [intentionally omitted],(ii) [intentionally omitted], (iii) [intentionally omitted], (iv) [intentionally omitted], and (v) the obtainment of those Consents listed on the attached Schedule 7.2, no Consent is required on the part of DMRFS in connection with the valid execution and delivery of this Agreement and the Attendant Documents to which DMRFS is or will be a party or the consummation of the transactions contemplated in this Agreement and the Attendant Documents which, if not obtained or made, will result in a breach or violation of an agreement, lease, indenture or other instrument, or a judgment, decree, order, award, law, rule or regulation applicable to or affecting DMRFS, the DMRFS Business or DMRFS's properties, except where the failure to obtain the same, individually or in the aggregate, would not have a Material Adverse Effect on DMRFS. All Consents listed on the attached Schedule 7.2 have been obtained and remain in full force and effect and all statutory waiting periods in respect thereof have expired.

         7.3.   [intentionally omitted]

         7.4.   [intentionally omitted]

         7.5.   [intentionally omitted]

         7.6.   [intentionally omitted]

         7.7.   [intentionally omitted]

         7.8.   [intentionally omitted]

         7.9.   [intentionally omitted]

         7.10.  [intentionally omitted]

         7.11.  [intentionally omitted]

         7.12.  [intentionally omitted]

         7.13.  [intentionally omitted]

         7.14.  [intentionally omitted]

         7.15. Financial Information. Set forth on the attached Schedule 7.15 are: (i) the audited balance sheet of DMRFS as of December 31, 1998 and the related statements of income and expenses, retained earnings and cash flow, and notes thereto, for the year then ended, certified by DMR's regularly engaged certified public accountants (collectively, the "1998 DMRFS Financial Statements"); and (ii) the unaudited balance sheets of DMRFS as of March 31, 1999, April 30, 1999 and May 31, 1999 and the related statements of income and expenses, retained earnings and cash flow for the months then ended (collectively, the "Subsequent Monthly DMRFS Financial Statements", and together with the 1998 DMRFS Financial Statements, the "DMRFS Financial Statements"). All of the DMRFS Financial Statements (i) are true, correct and complete in all material respects; (ii) have been prepared in accordance with generally accepted accounting principles applied consistently with all corresponding prior fiscal periods of DMRFS; and (iii) fairly present the financial condition, results of operation and cash flows of DMRFS as of the dates and for the periods indicated; subject, in the case of the

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

                Subsequent Monthly DMRFS Financial Statements only, to normal year-end adjustments consistent with past practices and the absence of footnotes (the "Missing DMRFS Adjustments/Footnotes"). Except to the extent disclosed on the attached Schedule 7.15, the Missing DMRFS Adjustments/Footnotes, if presented in the Subsequent Monthly DMRFS Financial Statements, would not differ materially from those included in the 1998 DMRFS Financial Statements. The DMRFS Financial Statements make substantially full and adequate provision for all obligations, liabilities or commitments, whether fixed or contingent, and doubtful accounts receivable of DMRFS. Bingham acknowledges that DMRFS prepares cash flow statements on a quarterly basis only, any other provision of this Agreement to the contrary notwithstanding.

         7.16.  [intentionally omitted]

         7.17.  [intentionally omitted]

         7.18. Non-Violative Agreement. Neither the execution and delivery of this Agreement or the Attendant Documents to which DMRFS is or will be a party nor the consummation of the transactions contemplated in this Agreement and the Attendant Documents will conflict with, result in the breach or violation of or constitute a default under the terms, conditions or provisions of DMRFS's Articles of Incorporation or Bylaws, both as amended, or any other agreement or instrument to which DMRFS is a party, or by which DMRFS may be bound or to which DMRFS may be subject.

         7.19. Brokerage or Finder's Fee. Neither DMRFS nor DMR has engaged any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated in this Agreement.

         7.20. Disclosure. No representation or warranty by DMR or DMRFS contained in this Agreement and no statement contained in any of the Attendant Documents to which DMR or DMRFS is or will be a party or any other certificate or instrument furnished or to be furnished pursuant to this Agreement or in connection with the transactions contemplated in this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact, necessary in order to make any of the statements not misleading.

         7.21.  [intentionally omitted]

         7.22. Hart-Scott-Rodino Compliance. Pursuant to 16 CFR ss.802.20, no notification filing is required pursuant to the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976 in connection with the transactions contemplated in this Agreement.

         7.23.  [intentionally omitted]

         7.24.  [intentionally omitted]

         7.25. Reorganization. DMRFS has not willfully taken or agreed to take, and shall not take, any action, and neither DMRFS nor DMR have knowledge of any fact or circumstance, that would prevent the transactions contemplated in this Agreement from constituting a reorganization within the meaning of Section 368(a) of the Code. Except as set forth on the attached Schedule 7.25, other than the directors and officers of DMR and of DMRFS, there are no "affiliates" of DMRFS, as that term is defined in Rule 144(a) promulgated under the '33 Act.

         7.26.  Knowledge. One or more of the persons listed on the attached
                Schedule 17.11(a) could reasonably be expected to have sufficient knowledge regarding the facts, matters and circumstances underlying each of the representations and warranties set forth in this Section 7 so as to be capable of ascertaining whether or not they are completely accurate. Identified on the attached Schedule 7.26 are various public filings made by Bingham with the SEC pursuant to its EDGAR filing requirements (the "Bingham Reports") which are available to DMR, DMRFS and H&W over the Internet. DMR and DMRFS have had access to, and have had sufficient time to review and consider, such Bingham Reports and all due diligence materials provided or otherwise made available to DMR or its representatives by or on behalf of Bingham. DMR and DMRFS have been afforded an opportunity to ask questions of and receive answers from representatives of Bingham concerning the terms and conditions of the transactions and matters described in the Bingham Reports or such due diligence materials and to obtain any additional information as DMR or DMRFS have identified in such documents that DMR or DMRFS have requested.

8. REPRESENTATIONS AND WARRANTIES CONCERNING H&W. DMR and DMRFS hereby jointly and severally represent, warrant and covenant the following to Bingham and H&W:

         8.1. Good Standing and Authority. H&W is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. H&W is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which it is required to be so qualified, except where the failure to be so qualified, individually or in the aggregate, would not have a Material Adverse Effect on H&W. All such jurisdictions are listed on the attached Schedule 8.1. H&W has the corporate power and authority to enter into this Agreement and the Attendant Documents to which it is or will be a party and to consummate the transactions contemplated in this Agreement and the Attendant Documents. This Agreement and all of the Attendant Documents to which H&W is or will be a party, and the consummation of the transactions contemplated in this Agreement, have been duly authorized and approved by all necessary and proper corporate action on the part of H&W. This Agreement, and all of the Attendant Documents to which H&W is or will be a party, when executed and delivered, will constitute legal, valid and binding obligations of H&W, enforceable against H&W in accordance with their respective terms. DMR is the sole shareholder of DMRFS. DMRFS is the sole shareholder of H&W. H&W does not have any subsidiaries, and H&W does not have any equity interest in, or any right to acquire any equity interest in, any other entity.

         8.2. Consents, Approvals and Authorizations. Except for (i) [intentionally omitted], (ii) [intentionally omitted], (iii) [intentionally omitted], (iv) [intentionally omitted], and (v) the obtainment of those Consents listed on the attached Schedule 8.2, no Consent is required on the part of H&W in connection with the valid execution and delivery of this Agreement and the Attendant Documents to which H&W is or will be a party or the consummation of the transactions contemplated in this Agreement and the Attendant Documents which, if not obtained or made, will result in a breach or violation of an agreement, lease, indenture or other instrument, or a judgment, decree, order, award, law, rule or regulation applicable to or affecting H&W, the H&W Business or H&W's properties, except where the failure to obtain the same, individually or in the aggregate, would not have a Material Adverse Effect on H&W. All Consents listed on the attached Schedule

                8.2, other than the approval by FHLMC of the change in control of H&W, have been obtained and remain in full force and effect.

         8.3.   Accounts Receivable. Except as set forth on the attached
                Schedule 8.3: (i) the accounts receivable which are reflected in the Most Recent Balance Sheet of H&W (defined in Section 8.15 below) or which arose subsequent thereto were validly obtained in the ordinary course of the H&W Business; and (ii) except to the extent of applicable reserves shown in such balance sheet, to the knowledge of DMR, DMRFS and H&W, all of the receivables owing to H&W constitute valid and enforceable claims arising from bona fide arms-length transactions, and H&W has not received any written or oral claims, defenses or refusals to pay, or granted any rights of set-off with respect to any receivables.

         8.4.   Investigations; Litigation. Except as described on the attached
                Schedule 8.4, there are no claims or actions by anyone against or affecting H&W, the H&W Business or H&W's properties that are pending or, to the knowledge of H&W, have been threatened. To DMR, DMRFS and H&W's knowledge, there is no basis for any such claim or action which, if asserted and decided adversely to H&W, could reasonably be expected to have a Material Adverse Effect on H&W.

         8.5. Title to Property; Condition. Except as set forth on the attached Schedule 8.5:

                (a) H&W has good and marketable title in and to all of the assets reflected in the Most Recent Balance Sheet of H&W and all assets purchased or otherwise acquired since December 31, 1998 (except for such assets as may have been sold or otherwise disposed of in the ordinary course of the H&W Business), subject to no Liens (other than those Liens which secure, exclusively, indebtedness disclosed in the H&W Financial Statements); and

                (b)        H&W owns no real property.

         8.6.   Tax Returns. Except as disclosed on the attached Schedule 8.6:

                (a) To DMR, DMRFS and H&W's knowledge, proper and accurate amounts have been and will be withheld by H&W from its employees and properly deposited in appropriate accounts, for all periods up to and through the Closing Date, in full and complete compliance with the tax withholding, deposit and payment provisions of applicable federal, state and local laws. H&W has filed (or has caused to be filed), on its behalf either separately or as a member of a consolidated group of companies, all federal, state and local, as well as other returns and reports that were required to be filed for all periods for which returns, were due up to and through the Closing Date, and H&W has made (or has caused to be made), on its behalf either separately or as a member of a consolidated group of companies, payments of all governmental taxes, levies, duties, license and registration fees, charges or withholdings of any nature whatsoever ("Taxes") shown to be due and payable in respect of such returns and reports. To DMR, DMRFS and H&W's knowledge, all such returns are true, correct and complete in all material respects and no penalties or interest will be asserted by any federal, state, local or other taxing authority (each, a "Tax Authority") arising out of a late payment of Taxes. Neither DMR, DMRFS nor H&W owes any deficiency for any Taxes (other than those which are accrued as liabilities on the Most Recent Balance Sheet of H&W), and no tax returns are presently under audit or examination by any Tax Authority, and neither DMR, DMRFS nor H&W has received notice of any adjustments proposed or asserted by the Internal Revenue Service or any other agency in respect of any liability for Taxes arising out of or relating to such returns.

                (b) No claim has ever been made by a Tax Authority in a jurisdiction where H&W does not file Tax returns that H&W is or may be subject to taxation by that jurisdiction. There are no excess loss accounts, gains or losses from "Deferred Intercompany Transactions" (as defined in Treasury Regulations
                           Section 1.1502-13 in effect before July 12, 1995) or "Intercompany Transactions" (as defined in Treasury Regulations Section 1.1502-13 in effect on or after July 12, 1995) pertaining to H&W (whether or not they are taken into account as a result of the transactions contemplated in this Agreement).

                (c) H&W has accrued, adequately reserved and shown on the H&W Financial Statements as a liability, all Taxes for any taxable period (or portions thereof) which ends on or before the Closing Date. Any Tax return for any taxable period ending on or before the Closing Date has been prepared in a manner consistent with the accrual method of accounting.

                (d) H&W has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

                (e) H&W (i) has not filed a consent under Code Section 341(f) concerning collapsible corporations; (ii) has not made any payment, is not obligated to make any payment, and is not a party to any agreement that under certain circumstances could obligate it to make any payment that will not be deductible under Code
                           Section 280G; (iii) has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii); (iv) is not a party to any Tax allocation or sharing agreement; (v) has not been a member of an "Affiliated Group" (meaning any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law) filing a consolidated federal income Tax return, other than the Affiliated Group consisting of DMR, DMRFS, H&W and those other entities, if any, identified on the attached Schedule 7.6; (vi) has no liability for the Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract, or otherwise; (vii) has not granted a power of attorney with respect to any matter relating to Taxes, whether of DMR, DMRFS or itself; (vii) has not participated in an international boycott under Code Section 999;
                           (ix) is not a party to any safe harbor lease within the meaning of Code Section 168(f)(8) as in effect prior to amendment by the Tax Equity and Responsibility Act of 1982; (x) has not had any permanent establishments in any foreign country as defined in any applicable treaty or convention between the United States and such foreign countries;
                           (xi) is not a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes; (xii) has not made and is not bound by any election under Code Section 197; (xiii) has no debt the interest on which is tax exempt under existing or prior law; (xiv) has no property that is tax exempt use property within the meaning of Code Section 168(h); (xv) is not bound by any closing agreement within the meaning of Code
                           Section 7121; and (xvi) has not agreed to and is not required to make any adjustments under Code Section 481(a) or any similar provision of state, locate or foreign law.

                For all purposes relevant to determining whether or not there has been any breach of any of the foregoing representations and warranties for which any of the Bingham Parties (defined in Section 15.1 below) are entitled to indemnification pursuant to
                Section 15.1 below, and the amount of the Bingham Parties' damages caused by such breach, all occurrences of the phrase "except as disclosed on the attached Schedule 8.6" in this
                Section 8.6 shall be ignored.

         8.7. Insurance. The attached Schedule 8.7 contains an accurate and complete list of all policies of fire and other casualty, general liability, theft, life, workers' compensation, health, directors' and officers' liability, business interruption and other forms of insurance owned or held by H&W, DMRFS or DMR in respect of the H&W Business, specifying the insurer, the policy number, the term of the coverage and, in the case of any "occurrence" coverage, the same information as to predecessor policies for the previous five (5) years. All premiums that are due as of the Closing Date with respect thereto have been paid and no notice has been received by DMR, DMRFS or H&W that the present policies are not in full force and effect. Neither H&W, DMRFS nor DMR, in respect of the H&W Business, have been denied any form of insurance, and no policy of insurance has been revoked or rescinded during the past three (3) years, except as described under the attached Schedule 8.7.

         8.8. Benefit Plans. Except as disclosed on the attached Schedule 8.8, H&W does not maintain and is not party to, bound by or a contributor to, or required to contribute to, (a) any employee pension benefit plans whether or not qualified under Section 401(a) of the Code, (b) any employee welfare benefit plans, or
                (c) any other compensation, fringe or welfare plan or program, policy, understanding or arrangement providing plan benefits or welfare, with respect to its employees or employees of others (collectively, the "H&W Employee Plans"). As used in this
                Section 8.8, the terms "employee pension benefit plan" and "employee welfare benefit plan" have the respective meanings assigned to such terms in Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). No H&W Employee Plan is (and H&W has no liability with respect to any plan that is) (i) subject to the minimum funding requirements of ERISA or the Code, (ii) a "multiemployer plan" (as defined in Section 3(37) of ERISA), (iii) a multiple-employer plan within the meaning of Section 413 of the Code, or (iv) an employee welfare benefit plan or plan providing welfare-type benefits to current or future retirees or current or future former employees (or their spouses or dependents) other than as required by COBRA or any other state continuation coverage law. Each H&W Employee Plan that is an employee pension benefit plan, to DMR's, DMRFS's and H&W's knowledge, now meets, and since its inception has met, in form and operation, the requirements of a tax-qualified plan under Section 401(a) of the Code, and the Internal Revenue Service has issued a favorable determination letter with respect to the tax-qualified status of such plan. To DMR's, DMRFS's and H&W's knowledge, each H&W Employee Plan has been maintained, administered and funded in material compliance with all applicable laws and regulations, including, without limitation, the Code and ERISA. There are no actions, suits, or claims (other than routine undisputed claims for benefits) pending or, to DMR's, DMRFS's and H&W's knowledge, threatened against or with respect to any H&W Employee Plan. To DMR's, DMRFS's and H&W's knowledge, with respect to the H&W Employee Plans, all required government filings and disclosures have been timely made and are true, correct and complete in all material respects, and no prohibited transaction or other act or omission has occurred which has resulted in, or could reasonably be expected to result in, the imposition of an excise tax or other penalty, including, without limitation, any penalties under ERISA or the Code. Except as disclosed in the attached Schedule 8.8, H&W is not now and has not been a member of: (i) a controlled group of corporations as defined in Section 414(b) of the Code; (ii) a group of trades or businesses under common control as defined in Section 414(c) of the Code; (iii) an affiliated service group as defined in
                Section 414(m) of the Code; (iv) a group of businesses referred to in Section 414(o) of the Code; (v) a group of trades or businesses under common control as defined in Section 4001(b) of ERISA; or (vi) any other group under the law, rules or regulations of a foreign country similar to (i) through (v). DMR, DMRFS and H&W have provided to Bingham true and correct copies of all current and prior material documents relating to the H&W Employee Plans listed in the attached Schedule 8.8, including, but not limited to: (i) plan documents; (ii) trust documents; (iii) plan and trust amendments; (iv) summary plan descriptions, amendments thereto, and all other communication material provided to employees; (v) summaries of material modifications; (vi) insurance (including reinsurance), administrative services or annuity contracts; (vii) collective bargaining agreements or contracts and all amendments thereto;
                (viii) the most recent financial statements; (ix) with regard to self-funded welfare plans, experience and enrollment data for the prior three (3) plan years as well as documentation and calculations demonstrating the present value of accrued obligations under such plans as of the Closing Date; (x) if H&W provides, or has any commitment or obligation to provide, any H&W Employee Plan benefits to its retirees, copies of all documentation and calculations demonstrating the present value of such obligation or commitment as of the Closing Date; (xi) if H&W or any controlled group member maintains a defined benefit pension plan, as defined in Section 3(35) of ERISA with respect to former or current H&W employees, the most recent actuarial valuation for each such plan and copies of any funding waivers and applications therefor, and all related correspondence and documentation; (xii) the three (3) most recent annual reports;
                (xiii) agreements with respect to leased or temporary employees;
                (xiv) all Internal Revenue Service rulings, if any; and (xv) the most recent Internal Revenue Service determination letters.

         8.9. Contracts and Commitments; No Default. The attached Schedule 8.9 sets forth a complete and accurate list of all written or oral agreements or other binding commitments or proposals (i) involving the provision of goods or services to or by H&W involving an aggregate sale price or consideration of more than $25,000 (exclusive of mortgage loans made in the ordinary course of business), (ii) pursuant to which H&W is obligated to make periodic payments totaling, on an annualized basis, more than $60,000, or (iii) which are not terminable without penalty at the option of H&W upon no more than 30 days notice (the "H&W Contracts"). DMR, DMRFS and H&W have made available to Bingham true and accurate copies of the H&W Contracts. To DMR's, DMRFS's and H&W's knowledge, all of the H&W Contracts are valid, binding and in full force and effect, and are enforceable in accordance with their respective terms (subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws relating to or affecting the enforcement of creditors' rights generally, or general principles of equity, whether at law or in equity). Except as set forth on the attached Schedule 8.9, H&W is not in default under any of the H&W Contracts, nor has any notice of default been received by DMR, DMRFS or H&W. To DMR's, DMRFS's and H&W's knowledge, all other parties to the H&W Contracts have performed or are performing all material obligations required to be performed by them and are not in default thereunder.

         8.10. Labor Matters. The attached Schedule 8.10 sets forth, as of a date not more than twenty (20) days prior to the date this representation and warranty is given, a list of all employees of H&W and includes their position, current salary, and 1998 wage information for each person. Except as set forth on the attached
                Schedule 8.10 and except as are not material to the H&W Business; (i) to DMR's, DMRFS's and H&W's knowledge, H&W is and has at all times been in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such laws respecting employment discrimination and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against H&W pending or, to DMR's, DMRFS's or H&W's knowledge, threatened before the National Labor Relations Board or any other comparable Governmental Authority; (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to DMR's, DMRFS's or H&W's knowledge, threatened against or directly affecting H&W;
                (iv) no collective bargaining agreement is binding and in force against H&W or is currently being negotiated by H&W; (v) H&W is not delinquent in payments to any person for any wages, salaries, commissions, bonuses or other direct or indirect compensation for any services performed by them or amounts required to be reimbursed to such persons, including without limitation any amounts due under any pension plan, welfare plan or compensation plan; and (vi) no current officer or key employee of H&W has expressed, either verbally or in writing, to H&W that he or she desires to terminate his or her employment with the company, other than such expressions which have since been retracted or resolved in light of a mutually agreeable resolution of the matter by H&W and such employee.

         8.11. Intellectual Property Rights. Except as disclosed on the attached Schedule 8.11, H&W does not own or use any patents, trade names, service names, trademarks, service marks, copyrights, or any other intellectual or intangible property or applications therefor nor has H&W conducted business under any corporate, trade or fictitious name other than its current corporate name. There are no pending or, to DMR's, DMRFS's or H&W's knowledge, threatened claims of infringement upon the rights to any intellectual or intangible property of others or, except as set forth on the attached Schedule 8.11, any agreements or undertakings with respect to any such rights.

         8.12. Hazardous Substances and Hazardous Wastes. Except as set forth on the attached Schedule 8.12:

                (a) To DMR, DMRFS and H&W's knowledge, there is not now, nor has there ever been, any disposal, release or threatened release of Hazardous Materials (as defined below) on, from or under properties now or ever owned, leased or operated by or to H&W (the "H&W Properties"). There has not been generated by or on behalf of H&W any Hazardous Material, other than in compliance with applicable law. No Hazardous Material has been disposed of or allowed to be disposed of, from, on or off any of the H&W Properties during the period that H&W owned, leased or operated the H&W Properties which may, to DMR's, DMRFS's or H&W's knowledge, give rise to a clean-up responsibility, personal injury liability or property damage claim against H&W or either being named a potentially responsible party for any such clean-up costs, personal injuries or property damage or create any cause of action by any third party against H&W. For purposes of this subsection, the terms "disposal," "release," and "threatened release" shall have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the term "Hazardous Material" means any hazardous or toxic substance, material or waste or pollutants, contaminants, gasoline, oil, diesel fuel, petroleum products or fractions thereof, or asbestos containing material which is or becomes regulated by any Governmental Authority in any jurisdiction in which any of the H&W Properties are located. The term "Hazardous Material" also includes without limitation any material or substance which is (i) defined as a "hazardous waste" or a "hazardous substance" under applicable law; (ii) designated as a "hazardous substance" pursuant to Section 311 of the Federal Water Pollution Control Act, (iii) defined as a "hazardous waste" pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, or
                           (iv) defined as a "hazardous substance" pursuant to
                           Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, all as amended.

                (b) To DMR's, DMRFS's and H&W's knowledge, none of the H&W Properties is (or with respect to previously owned H&W Properties was at the time of disposition) in violation of any law (or with respect to previously owned H&W Properties, laws in effect at the time of disposition) relating to the environmental conditions on, under or about such H&W Properties, including without limitation soil and ground water condition, and there are (or at the time of disposition were) no underground tanks or relating piping, conduits or related structures. During the period that H&W owned, leased or operated the H&W Properties, to DMR's, DMRFS's and H&W's knowledge, neither H&W nor any third party used, generated, manufactured or stored on, under or about such H&W Properties or transported to or from such H&W Properties any Hazardous Materials except in compliance with applicable law, and there has been no litigation brought or to DMR's, DMRFS's or H&W's knowledge, threatened against H&W or any settlement reached by H&W with any third party or third parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such H&W Properties.

                (c) DMR, DMRFS and H&W have provided Bingham with true, correct and complete copies of all environmental review and assessment reports which DMR, DMRFS or H&W has in its possession with respect to the H&W Properties or any other parcel or real property ever owned, leased or operated by H&W or any subsidiary, affiliate or predecessor in interest of H&W.

         8.13. Permits and Licenses. The attached Schedule 8.13 lists all material governmental franchises, permits, licenses or other authorizations held by H&W in connection with the H&W Business or H&W's properties (the "H&W Licenses"), true and complete copies of all of which have been made available to Bingham. Except as set forth on the attached Schedule 8.13, all of the H&W Licenses are in full force and effect and will not be affected in any material way by, and will continue to be in full force and effect after, the consummation of the transactions contemplated in this Agreement and the Attendant Documents. Except as set forth on the attached
                Schedule 8.13, H&W has obtained all permits, licenses, franchises and other authorizations necessary or reasonably desirable with respect to, and has complied with all laws applicable to, the operation of the H&W Business and the ownership, lease or use of H&W's properties, and H&W has not engaged in any activity which would cause revocation or suspension of any of the H&W Licenses. Except as set forth on the attached Schedule 8.13, to DMR, DMRFS and H&W's knowledge, no action or proceeding looking to or contemplating the revocation or suspension of any of the H&W Licenses is pending or threatened.

         8.14. Compliance with Applicable Laws and Regulations. Except as set forth on the attached Schedule 8.14, to the knowledge of DMR, DMRFS and H&W, H&W has complied in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements imposed by any Governmental Authority applicable to it in connection with the operation of the H&W Business or the ownership or use of H&W's properties.

         8.15. Financial Information. Set forth on the attached Schedule 8.15 are: (i) the audited balance sheet of H&W as of December 31, 1998 (the "Most Recent Balance Sheet of H&W") and the related statements of income and expenses, retained earnings and cash flow, and notes thereto, for the year then ended, certified by DMR's regularly engaged certified public accountants (collectively, the "1998 H&W Financial Statements"); and (ii) the unaudited balance sheets of H&W as of March 31, 1999, April 30, 1999 and May 31, 1999 and the related statements of income and expenses, retained earnings and cash flow for the months then ended (collectively, the "Subsequent Monthly H&W Financial Statements", and together with the 1998 H&W Financial Statements, the "H&W Financial Statements"). All of the H&W Financial Statements (i) are true, correct and complete in all material respects; (ii) have been prepared in accordance with generally accepted accounting principles applied consistently with all corresponding prior fiscal periods of H&W; and (iii) fairly present the financial condition, results of operation and cash flows of H&W as of the dates and for the periods indicated; subject, in the case of the Subsequent Monthly H&W Financial Statements only, to normal year-end adjustments consistent with past practices and the absence of footnotes (the "Missing H&W Adjustments/Footnotes"). Except to the extent disclosed on the attached Schedule 8.15, the Missing H&W Adjustments/Footnotes, if presented in the Subsequent Monthly H&W Financial Statements, would not differ materially from those included in the 1998 H&W Financial Statements. The H&W Financial Statements make substantially full and adequate provision for all obligations, liabilities or commitments, whether fixed or contingent, and doubtful accounts receivable of H&W. Bingham acknowledges that H&W prepares cash flow statements on a quarterly basis only, any other provision of this Agreement to the contrary notwithstanding.

         8.16. No Undisclosed Liabilities. Except as and to the extent set forth on the attached Schedule 8.16 or reflected in the H&W Financial Statements, and except for liabilities incurred by H&W in connection with or with respect to the H&W Business in the ordinary course since the date of the Most Recent Balance Sheet of H&W, H&W has no debts, liabilities or obligations of any nature or kind (whether absolute, accrued, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted) arising out of transactions entered into, at or prior to the Closing, or any action or inaction at or prior to the Closing or any state of facts existing at or prior to the Closing, which could, individually or in the aggregate, have a Material Adverse Effect on H&W. Except as set forth on the attached Schedule 8.16, and except for changes in the prospects of the H&W Business or H&W caused by events (i) which concern, as a whole, either the economy of the United States or the economy of the industry in which H&W does business, and (ii) which are not particular to H&W, neither DMR, DMRFS nor H&W know of any existing, proposed or threatened change which could have a Material Adverse Effect on H&W.

                Except as and to the extent set forth on the attached Schedule
                8.16 or reflected in the pro forma July 2, 1999 balance sheet of H&W included as part of the attached Schedule 8.16, and except for commissions to be paid to H&W employees in the ordinary course of business consistent with past practice, H&W has no debts, liabilities or obligations of any nature or kind (whether absolute, accrued, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted) arising out of transactions entered into, at or prior to the Closing, or any action or inaction at or prior to the Closing or any state of facts existing at or prior to the Closing, which could, individually or in the aggregate, have a Material Adverse Effect on H&W.

         8.17.  Millennium Compliance.

                (a) H&W has (i) conducted a comprehensive review and assessment of all areas of the H&W Business that could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications may not be able to properly perform date-sensitive functions after December 31, 1999),
                           (ii) developed a detailed plan for addressing the Year 2000 Problem, and (iii) implemented that plan. All computer applications that are material to the H&W Business are able properly to perform date-sensitive functions for all dates before and after January 1, 2000 (i.e., are "Year 2000 Compliant").

                (b) H&W has made inquiry of each of its key suppliers and vendors with respect to the Year 2000 Problem and, based on that inquiry, believes that each of them will on a timely basis be Year 2000 Compliant, except to the extent that their failure, individually or in the aggregate, to be Year 2000 Compliant would not have a Material Adverse Effect on H&W or the H&W Business.

         8.18. Non-Violative Agreement. Neither the execution and delivery of this Agreement or the Attendant Documents to which H&W is or will be a party nor the consummation of the transactions contemplated in this Agreement and the Attendant Documents will conflict with, result in the breach or violation of or constitute a default under the terms, conditions or provisions of H&W's Articles of Incorporation or Bylaws, both as amended, or any other agreement or instrument to which H&W is a party, or by which H&W may be bound or to which H&W may be subject.

         8.19. Brokerage or Finder's Fee. Neither H&W, DMRFS nor DMR has engaged any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated in this Agreement.

         8.20. Disclosure. No representation or warranty by DMR, DMRFS or H&W contained in this Agreement and no statement contained in any of the Attendant Documents to which DMR, DMRFS or H&W is or will be a party or any other certificate or instrument furnished or to be furnished pursuant to this Agreement or in connection with the transactions contemplated in this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact, necessary in order to make any of the statements not misleading.

         8.21. Capitalization; Ownership of Shares. The attached Schedule 8.21 sets forth the number of authorized and the number of issued and outstanding shares of H&W Stock. DMRFS owns all of the H&W Shares free and clear of all Liens. All such issued shares have been duly authorized and validly issued, are fully paid and non-assessable and were issued by H&W without violating any applicable laws, rules, orders, judgments, decrees or other requirements imposed by any governmental authority. All holders of shares of H&W Stock have equal rights. Except as set forth on the attached Schedule 8.21, there are no preemptive or first refusal rights to purchase or otherwise acquire shares of H&W Stock pursuant to H&W's governing documents or agreement or otherwise. Except as set forth on the attached Schedule 8.21, there are no outstanding agreements, commitments, rights, options, warrants or claims of any nature whatsoever for the issuance, sale, purchase or redemption of any shares of H&W Stock or any other securities convertible into or exchangeable for such shares. On consummation of the transactions contemplated in this Agreement, Bingham will be the sole shareholder of H&W, and will acquire valid and marketable title to all issued and outstanding shares of H&W Stock, free and clear of all Liens, and no other person or entity will have any rights to purchase or otherwise acquire shares of H&W Stock.

         8.22. Hart-Scott-Rodino Compliance. Pursuant to 16 CFR ss.802.20, no notification filing is required pursuant to the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976 in connection with the transactions contemplated in this Agreement.

         8.23.  [intentionally omitted]

         8.24. Recent Conduct of H&W Business; Interim Operations. Except as set forth on the attached Schedule 8.24, since the date of the Most Recent Balance Sheet of H&W, there has not been any Material Adverse Effect with respect to H&W. Except as set forth on the attached Schedule 8.24, since the date of the Most Recent Balance Sheet of H&W, DMR, DMRFS and H&W have caused the H&W Business to be conducted only in the ordinary course. Except as set forth on the attached Schedule 8.24, since the date of the Most Recent Balance Sheet of H&W, H&W has not, without the prior written consent of Bingham, which may be granted or withheld in Bingham's sole discretion:

                (a) made or incurred any capital expenditures with respect to the H&W Business in excess of Ten Thousand Dollars ($10,000.00) in any one transaction or Fifty Thousand Dollars ($50,000.00) in a series of similar transactions;

                (b) except in accordance with consistent prior practice and in the ordinary course, made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable or to become payable to any current or former employee of H&W or agent of H&W, or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay to any H&W employee, former employee of H&W or agent of H&W;

                (c) sold or transferred any of the assets of the H&W Business, other than inventories in the ordinary course of business;

                (d) terminated or materially amended any material contract;

                (e) subjected any of H&W's properties to, or permitted any of H&W's properties to become subject to, any Lien other than in the ordinary course of the H&W Business;

                (f) split, combined or reclassified its outstanding capital stock, declared, set aside or paid any dividend or distribution payable in cash, stock, property or otherwise, or repurchased any shares of its outstanding capital stock;

                (g) issued, sold, pledged or disposed of any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, its capital stock or any debt or equity securities convertible into or exchangeable for such capital stock;

                (h) redeemed, purchased, acquired or offered to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock;

                (i) assumed, incurred or become contingently liable with respect to any indebtedness for borrowed money other than borrowings in the ordinary course of business (other than pursuant to credit facilities) or borrowings under credit facilities existing as of the date of this Agreement up to the existing borrowing limit on the date of this Agreement; or

                (j) entered into any agreement or commitment (other than this Agreement or any arrangement provided for or contemplated in this Agreement) to take any of the types of action described in subsection (a) through
                           (i) of this Section 8.24.

         8.25. Reorganization. H&W has not willfully taken or agreed to take any action, and neither H&W, DMRFS nor DMR have knowledge of any fact or circumstance, that would prevent the transactions contemplated in this Agreement from constituting a reorganization within the meaning of Section 368(a) of the Code. Except as set forth on the attached Schedule 8.25, other than the directors and officers of DMR, DMRFS and H&W, there are no "affiliates" of H&W, as that term is defined in Rule 144(a) promulgated under the '33 Act.

         8.26.  Knowledge. One or more of the persons listed on the attached
                Schedule 17.11(a) could reasonably be expected to have sufficient knowledge regarding the facts, matters and circumstances underlying each of the representations and warranties set forth in this Section 8 so as to be capable of ascertaining whether or not they are completely accurate. DMR, DMRFS and H&W have had access to, and have had sufficient time to review and consider, the Bingham Reports and all due diligence materials provided or otherwise made available to DMR or its representatives by or on behalf of Bingham. DMR, DMRFS and H&W have been afforded an opportunity to ask questions of and receive answers from representatives of Bingham concerning the terms and conditions of the transactions and matters described in the Bingham Reports or such due diligence materials and to obtain any additional information as DMR, DMRFS or H&W have identified in such documents that DMR, DMRFS or H&W have requested.

         8.27. Certificate of Deposit. H&W is the sole and exclusive owner of a Certificate of Deposit issued by the Bank of Ann Arbor in the amount of Two Hundred Fifty Thousand Dollars ($250,000.00). H&W owns such Certificate of Deposit free and clear of any and all Liens.

9. REPRESENTATIONS AND WARRANTIES CONCERNING DMR. DMR hereby represents, warrants and covenants the following to Bingham and H&W:

         9.1. Good Standing and Authority. DMR is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. DMR is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which it is required to be so qualified, except where the failure to be so qualified, individually or in the aggregate, would not have a Material Adverse Effect on DMR, DMRFS or H&W. All such jurisdictions are listed on the attached
                Schedule 9.1. DMR has the corporate power and authority to enter into this Agreement and the Attendant Documents to which it is or will be a party and to consummate the transactions contemplated in this Agreement and the Attendant Documents. This Agreement and all of the Attendant Documents to which DMR is or will be a party, and the consummation of the transactions contemplated in this Agreement, have been duly authorized and approved by all necessary and proper corporate action on the part of DMR. This Agreement, and all of the Attendant Documents to which DMR is or will be a party, when executed and delivered, will constitute legal, valid and binding obligations of DMR, enforceable against DMR in accordance with their respective terms. DMR is the sole shareholder of DMRFS and, indirectly, of H&W.

         9.2. Consents, Approvals and Authorizations. Except for (i) [intentionally omitted], (ii) [intentionally omitted], (iii) [intentionally omitted], (iv) [intentionally omitted], and (v) the obtainment of those Consents listed on the attached Schedule 9.2, no Consent is required on the part of DMR in connection with the valid execution and delivery of this Agreement and the Attendant Documents to which DMR is or will be a party or the consummation of the transactions contemplated in this Agreement and the Attendant Documents which, if not obtained or made, will result in a breach or violation of an agreement, lease, indenture or other instrument, or a judgment, decree, order, award, law, rule or regulation applicable to or affecting DMR, DMR's business or DMR's properties, except where the failure to obtain the same, individually or in the aggregate, would not have a Material Adverse Effect on DMR, DMRFS or H&W. All Consents listed on the attached Schedule 8.2 have been obtained and remain in full force and effect and all statutory waiting periods in respect thereof have expired.

         9.3. Financial Information. Set forth on the attached Schedule 9.3 are: (i) the audited, consolidated balance sheet of DMR as of December 31, 1998 and the related, consolidated statements of income and expenses, retained earnings and cash flow, and notes thereto, for the year then ended, certified by DMR's regularly engaged certified public accountants (collectively, the "1998 DMR Financial Statements"); and (ii) the unaudited balance sheets of DMR as of March 31, 1999, April 30, 1999 and May 31, 1999 and the related statements of income and expenses, retained earnings and cash flow for the months then ended (collectively, the "Subsequent Monthly DMR Financial Statements", and together with the 1998 DMR Financial Statements, the "DMR Financial Statements"). All of the DMR

                Financial Statements (i) are true, correct and complete in all material respects; (ii) have been prepared in accordance with generally accepted accounting principles applied consistently with all corresponding prior fiscal periods of DMR; and (iii) fairly present the financial condition, results of operation and cash flows of DMR as of the dates and for the periods indicated; subject, in the case of the Subsequent Monthly DMR Financial Statements only, to normal year-end adjustments consistent with past practices and the absence of footnotes (the "Missing DMR Adjustments/Footnotes"). Except to the extent disclosed on the attached Schedule 9.3, the Missing DMR Adjustments/Footnotes, if presented in the Subsequent Monthly DMR Financial Statements, would not differ materially from those included in the 1998 DMR Financial Statements. The DMR Financial Statements make substantially full and adequate provision for all obligations, liabilities or commitments, whether fixed or contingent, and doubtful accounts receivable of DMR. Bingham acknowledges that DMR prepares cash flow statements on a quarterly basis only, any other provision of this Agreement to the contrary notwithstanding.

         9.4. Non-Violative Agreement. Neither the execution and delivery of this Agreement or the Attendant Documents to which DMR is or will be a party nor the consummation of the transactions contemplated in this Agreement and the Attendant Documents will conflict with, result in the breach or violation of or constitute a default under the terms, conditions or provisions of DMR's Articles of Incorporation or Bylaws, both as amended, or any other agreement or instrument to which DMR is a party, or by which DMR may be bound or to which DMR may be subject.

         9.5. Brokerage or Finder's Fee. DMR has not engaged any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated in this Agreement.

         9.6. Disclosure. No representation or warranty by DMR contained in this Agreement and no statement contained in any of the Attendant Documents to which DMR is or will be a party or any other certificate or instrument furnished or to be furnished pursuant to this Agreement or in connection with the transactions contemplated in this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact, necessary in order to make any of the statements not misleading.

         9.7. Hart-Scott-Rodino Compliance. Pursuant to 16 CFR ss.802.20, no notification filing is required pursuant to the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976 in connection with the transactions contemplated in this Agreement.

         9.8.   Knowledge. One or more of the persons listed on the attached
                Schedule 17.11(a) could reasonably be expected to have sufficient knowledge regarding the facts, matters and circumstances underlying each of the representations and warranties set forth in this Section 9 so as to be capable of ascertaining whether or not they are completely accurate. DMR has had access to, and have had sufficient time to review and consider, the Bingham Reports and all due diligence materials provided or otherwise made available to DMR or its representatives by or on behalf of Bingham. DMR has been afforded an opportunity to ask questions of and receive answers from representatives of Bingham concerning the terms and conditions of the transactions and matters described in the Bingham Reports or such due diligence materials and to obtain any additional information as DMR has identified in such documents that DMR has requested.

         10. REPRESENTATIONS AND WARRANTIES OF BINGHAM. Bingham hereby represents, warrants and covenants the following to DMR (for the purposes of the remainder of this Section 10 only, "Bingham" refers to Bingham and each of its subsidiaries, collectively, and "BFSC" refers to Bingham Financial Services Corporation, alone):

                10.1. Good Standing and Authority. BFSC is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. BFSC is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which it is required to be so qualified, except where the failure to be so qualified, individually or in the aggregate, would not have a Material Adverse Effect on Bingham. All such jurisdictions are listed on the attached Schedule 10.1. BFSC has the corporate power and authority to enter into this Agreement and the Attendant Documents to which it is or will be a party and to consummate the transactions contemplated in this Agreement and the Attendant Documents. This Agreement and all of the Attendant Documents to which BFSC is or will be a party, and the consummation of the transactions contemplated in this Agreement, have been duly authorized and approved by all necessary and proper corporate action on the part of BFSC. This Agreement, and all of the Attendant Documents to which BFSC is or will be a party, when executed and delivered, will constitute legal, valid and binding obligations of BFSC, enforceable against BFSC in accordance with their respective terms, subject to BFSC's Board of Directors approving this Agreement in accordance with applicable law.

                10.2.      Consents, Approvals and Authorizations. Except for
                           (i) [intentionally omitted], (ii) [intentionally omitted], (iii) [intentionally omitted], (iv) [intentionally omitted], and (v) the obtainment of those Consents listed on the attached Schedule 10.2, no Consent is required on the part of Bingham in connection with the valid execution and delivery of this Agreement and the Attendant Documents to which BFSC is or will be a party or the consummation of the transactions contemplated in this Agreement and the Attendant Documents which, if not obtained or made, will result in a breach or violation of an agreement, lease, indenture or other instrument, or a judgment, decree, order, award, law, rule or regulation applicable to or affecting Bingham, the Bingham Business or Bingham's properties, except where the failure to obtain the same, individually or in the aggregate, would not have a Material Adverse Effect on Bingham. All Consents listed on the attached
                           Schedule 10.2 have been obtained and remain in full force and effect and all statutory waiting periods in respect thereof have expired.

                10.3.      [intentionally omitted]

                10.4.      [intentionally omitted]

                10.5.      [intentionally omitted]

                10.6.      [intentionally omitted]

                10.7.      [intentionally omitted]

                10.8.      [intentionally omitted]

                10.9.      [intentionally omitted]

                10.10.     [intentionally omitted]

                10.11.     [intentionally omitted]

                10.12.     [intentionally omitted]

                10.13.     [intentionally omitted]

                10.14.     [intentionally omitted]

                10.15.     Financial Information. Set forth on the attached
                           Schedule 10.15 are: (i) the audited consolidated balance sheet of BFSC and its subsidiaries as of September 30, 1998 and the related statements of income and expenses, retained earnings and cash flow, and notes thereto, for the year then ended, certified by BFSC's regularly engaged certified public accountants (collectively, the "1998 Bingham Financial Statements"); and (ii) the unaudited, consolidated balance sheets of BFSC and its subsidiaries as of October 31, 1998, November 30, 1998, December 31, 1998, January 31, 1999, February 28, 1999, March 31, 1999, April 30, 1999, and May 31,
                           1999 and the related statements of income and expenses, retained earnings and cash flow for the months then ended (collectively, the "Subsequent Monthly Bingham Financial Statements", and together with the 1998 Bingham Financial Statements, the "Bingham Financial Statements"). All of the Bingham Financial Statements (i) are true, correct and complete in all material respects; (ii) have been prepared in accordance with generally accepted accounting principles applied consistently with all corresponding prior fiscal periods of BFSC and its subsidiaries; and (iii) fairly present the financial condition, results of operation and cash flows of BFSC and its subsidiaries as of the dates and for the periods indicated; subject, in the case of the Subsequent Monthly Bingham Financial Statements only, to normal year-end adjustments consistent with past practices and the absence of footnotes (the "Missing Bingham Adjustments/Footnotes"). Except to the extent disclosed on the attached Schedule 10.15, the Missing Bingham Adjustments/Footnotes, if presented in the Subsequent Monthly Bingham Financial Statements, would not differ materially from those included in the 1998 Bingham Financial Statements. The Bingham Financial Statements make substantially full and adequate provision for all obligations, liabilities or commitments, whether fixed or contingent, and doubtful accounts receivable of BFSC and its subsidiaries. DMR, DMRFS and H&W acknowledge that BFSC prepares cash flow statements on a quarterly basis only, any other provision of this Agreement to the contrary notwithstanding.

                10.16.     [intentionally omitted]

                10.17.     [intentionally omitted]

                10.18. Non-Violative Agreement. Neither the execution and delivery of this Agreement or the Attendant Documents to which BFSC is or will be a party nor the consummation of the transactions contemplated in this Agreement and the Attendant Documents will conflict with, result in the breach or violation of or constitute a default under the terms, conditions or provisions of BFSC's Articles of Incorporation or Bylaws, both as amended, or any other agreement or instrument to which Bingham is a party, or by which Bingham may be bound or to which Bingham may be subject.

                10.19. Brokerage or Finder's Fee. Bingham has not engaged any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated in this Agreement.

                10.20. Disclosure. No representation or warranty by Bingham contained in this Agreement and no statement contained in any of the Attendant Documents to which BFSC is or will be a party or any other certificate or instrument furnished or to be furnished pursuant to this Agreement or in connection with the transactions contemplated in this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact, necessary in order to make any of the statements not misleading.

                10.21.     [intentionally omitted]

                10.22.     [intentionally omitted]

                10.23.     [intentionally omitted]

                10.24.     [intentionally omitted]

                10.25.     [intentionally omitted]

                10.26. Knowledge. One or more of the persons listed on the attached Schedule 17.11(b) could reasonably be expected to have sufficient knowledge regarding the facts, matters and circumstances underlying each of the representations and warranties set forth in this
                           Section 10 so as to be capable of ascertaining whether or not they are completely accurate. Bingham has had access to, and has had sufficient time to review and consider, all due diligence materials provided or otherwise made available to Bingham or its representatives by or on behalf of DMR. Bingham has been afforded an opportunity to ask questions of and receive answers from representatives of DMR concerning the terms and conditions of the transactions and matters described in such due diligence materials and to obtain any additional information as DMR or Bingham have identified in such documents that DMR or Bingham have requested.

                10.27. Consideration Shares. Subject to obtaining the Consents referenced in Section 10.2 above, and assuming performance by DMR, DMRFS and H&W of their obligations under this Agreement, as of the date of issuance, all of the shares of Bingham Common Stock to be issued pursuant to this Agreement will have been duly authorized, will be validly issued, will be fully paid and non-assessable, and will have been issued by BFSC without violating any applicable laws, rules, orders, judgments, decrees or other requirements imposed by any governmental authority.

                10.28. Reports and Financial Statements. Since November, 1997, BFSC has filed with the SEC all forms, statements, reports and documents (including all exhibits, post effective amendments and supplements thereto) required to be filed by it under each of the '33 Act, the '34 Act and the respective rules and regulations thereunder, all of which, as amended if applicable, complied when filed in all material respects with all applicable requirements o the appropriate act and the rules and regulations thereunder. No subsidiary of BFSC is required to file any form, report or other document with the SEC. BFSC has previously made available to DMR, DMRFS and H&W, via its EDGAR filings where available, copies (including all exhibits, post effective amendments and supplements thereto) of its (a) Annual Reports on Form 10K for the year ended September 30, 1998, as filed with the SEC, and (b) all other reports, including quarterly reports, and registration statements filed by BFSC with the SEC since November, 1997 (the documents referred to in clauses (a) and (b) are collectively referred to as the Bingham SEC Reports"). As of the date of this Agreement, the Bingham SEC Reports taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         11.    ADDITIONAL AGREEMENTS.

                11.1.      Regulatory and Other Matters.

                           (a)      [intentionally omitted]

                           (b) The Parties shall cooperate with each other and use commercially reasonable efforts to prepare and file promptly all necessary documentation to effect or obtain as promptly as practicable all Consents described, in the case of DMR, DMRFS and H&W, in Sections 7.2, 8.2 and 9.2 above, and in the case of Bingham, in Section 10.2 above, and the Parties shall keep each other apprised of the status of matters relating to completion of the transactions contemplated herein.

                           (c) If and to the extent required by applicable law, at any time after the Closing Date, DMRFS and DMR (and each Recipient (defined in Section 15.7(a) below)) shall, on Bingham's request, reasonably cooperate with the Regulator (defined below) and Bingham, and cause their respective affiliates to reasonably cooperate with the Regulator and Bingham, in connection with Bingham's efforts to establish a thrift, bank or other regulated financial institution, and shall promptly prepare and file, and shall cause their respective affiliates to promptly prepare and file, any and all information filings with the Regulator (i) which (A) are required as a result of or in connection with the transactions contemplated in this Agreement, or (B) are required on the part of DMR, DMRFS, any Recipient, or any of their affiliates in connection with Bingham's efforts to establish a thrift, bank or other regulated financial institution, and (ii) which are specifically requested by Bingham. If and to the extent required by applicable law, after the Closing Date, Bingham shall use commercially reasonable efforts to cause its affiliates (other than DMR, DMRFS and the Recipients) to reasonably cooperate with the Regulator with respect to, and to prepare and file any and all information filings with the Regulator which are required as a result of or in connection with, the transactions contemplated in this Agreement or Bingham's efforts to establish a thrift, bank or other regulated financial institution; provided, however, that nothing in this Section 11.1(c) shall in any way obligate Bingham to proceed with the establishment of a thrift, bank or other regulated financial institution. For purposes of this Agreement, the term "Regulator" means the Office of Thrift Supervision or other applicable governmental agency or other body having regulatory authority over thrifts, banks or other regulated financial institutions.

                11.2.      [intentionally omitted]

                11.3.      [intentionally omitted]

                11.4.      [intentionally omitted]

                11.5.      [intentionally omitted]

                11.6. Tax Matters. Bingham shall use commercially reasonable efforts to cause the historic business of H&W to be continued or a significant portion of the historic business assets of H&W to be used in a trade or business, in a manner sufficient to comply with the continuity of business enterprise requirements set forth in Treasury Regulation 1.368-1(d) under
                           Section 368 of the Code.

                11.7. Employee Benefits, Insurance and Related Matters. Effective as of the Closing Date, DMR shall cause all employees of H&W to be fully vested in their total account balance under the Detroit Mortgage and Realty Company and Subsidiaries' Employees' Profit Sharing Plan (the "401(k) Plan"). Each employee of H&W ("Employee") who has one or more loans outstanding from the 401(k) Plan shall be permitted to continue repayment of such loans in accordance with the loan terms until the earliest of the date such Employee fails to make any loan repayment properly and timely, the date such Employee's employment with H&W or Bingham (or any successor thereto) terminates, the date as of which there is otherwise a default with respect to such loan or the date as of which the 401(k) Plan terminates. DMR shall cause to be prepared and executed any plan amendments and shall take all other actions necessary to provide for the foregoing vesting and loan repayment. DMR shall retain, bear and discharge all liabilities, and purchaser shall not assume any liability whatsoever, with respect to DMR's and DMRFS's employee benefit plans. DMR and its and DMRFS's employee benefit plans that are welfare plans shall retain, bear and discharge all liabilities with respect to (i) the provision of retiree and all other post employment benefits (including COBRA) and (ii) all incurred but not reported claims under the employee benefit plans provided to DMR's and DMRFS's employees prior to the Closing Date.


         12. SURVIVAL. The representations and warranties set forth in the following Sections shall survive for the time periods indicated:

                           Section                       Time Period

                           7.1 (first, fourth,           indefinitely
                           fifth and sixth sentences
                           only), 7.19, 7.22, 7.26

                           7.15, 7.18, 7.20, 7.25        through the Second
                                                         Quarter Filing Date
                                                         (defined below)

                           7.1 (except for the first,    one (1) year after
                           fourth, fifth and sixth       the Closing Date
                           sentences), 7.2

                           8.1 (first, fourth, fifth     indefinitely
                           and sixth sentences only),
                           8.5, 8.19, 8.21, 8.22, 8.26

                           8.3, 8.4, 8.7, 8.9, 8.11,     through the Second
                           8.13. 8.15, 8.16, 8.18,       Quarter Filing Date
                           8.20, 8.24, 8.25

                           8.6, 8.8, 8.10, 8.14          the applicable
                                                         statute of
                                                         limitations period,
                                                         or, if there is no
                                                         such applicable
                                                         period, three (3)
                                                         years after the
                                                         Closing Date

                           8.1 (except for the first,    one (1) year after
                           fourth, fifth and sixth       the Closing Date
                           sentences), 8.2, 8.12, 8.17

                           9.1 (first, fourth, fifth     indefinitely
                           and sixth sentences only),
                           9.5, 9.7, 9.8

                           9.3, 9.4, 9.6                 through the Second
                                                         Quarter Filing Date
                                                         (defined below)

                           9.1 (except for the first,    one (1) year after
                           fourth, fifth and sixth       the Closing Date
                           sentences), 9.2

                           10.1 (first, fourth, fifth    indefinitely
                           and sixth sentences only),
                           10.19, 10.26, 10.27

                           10.15, 10.18, 10.20           through the Second
                                                         Quarter Filing Date

                           10.1 (except for the first,   one (1) year after
                           fourth, fifth and sixth       the Closing Date
                           sentences), 10.2

                For the purposes of this Agreement, the term "Second Quarter Filing Date" means the date on which Bingham files a 10-Q or a 10-K, as is appropriate pursuant to the '34 Act, for its second (2nd) complete fiscal quarter following the Closing Date. By way of example only, and assuming that the Closing Date is July 31, 1999, the Second Quarter Filing Date would be the date on which Bingham files a 10-Q for its fiscal quarter ending March 31, 2000.

         13.    CONDITIONS TO CLOSING

                13.1.      [intentionally omitted]

                13.2.      [intentionally omitted]

                13.3.      [intentionally omitted]

         14.    CLOSING

                14.1. Closing. The date on which the Closing the closing (the "Closing") of the transactions contemplated in this Agreement occurs is referred to in this Agreement as the "Closing Date."

         14.2. Documents to Be Delivered at Closing by DMR. In connection with the Closing, DMR, DMRFS and H&W have properly executed (if necessary) and delivered to Bingham, or cause to be executed and delivered to Bingham, the following:

                (a) Covenants Not to Compete (the "Covenants"), executed by each of DMR, DMRFS and Daniel D. Armistead in favor of Bingham and H&W, the terms of which shall be mutually acceptable to the parties involved.

                (b)        [intentionally omitted]

                (c)        [intentionally omitted]

                (d) A Shareholders Agreement (the "Shareholders Agreement"), the form of which is attached to this Agreement as Exhibit "D".

                (e) An opinion of Timmis & Inman, L.L.P., counsel to DMR, DMRFS and H&W, addressed to Bingham and H&W, the form of which shall be reasonably acceptable to DMR's counsel, Bingham and Bingham's counsel.

                (f) Copies of DMR's, DMRFS's and H&W's Articles of Incorporation, certified by the Michigan Department of Consumer and Industry Services, and Certificates of Good Standing (or analogous documents) for DMR, DMRFS and H&W issued by the Michigan Department of Consumer and Industry Services and each and every other state in which H&W is authorized to do business. All such documents shall be dated not earlier then ten (10) days prior to the Closing Date.

                (g) A copy of DMR's, DMRFS's and H&W's respective bylaws and a copy of the resolutions of DMR's and DMRFS's respective Boards of Directors approving the transactions contemplated in this Agreement, and a certificate, executed by an officer of DMR and of DMRFS, to the effect that, as of the Closing Date, such bylaws and minutes or resolutions are true, complete and correct, have not be altered or repealed and are in full force and effect.

                (h) One or more properly completed assignments separate from certificate in respect of all of the H&W Shares, in form and content reasonably acceptable to Bingham (collectively, the "Assignments"), a fully completed and executed Lockup Agreement (the "Lockup Agreement"), the form of which is attached to this Agreement as Exhibit "A" and all of the H&W Shares; provided, however, that the H&W Shares shall be deemed to be transferred as of July 2, 1999.

                (i) Verification, reasonably acceptable to Bingham, that the licenses (or re-licenses) and Consents described in Section 11.1(b) above have been obtained.

                (j)        [intentionally omitted]

         14.3. Documents to be Delivered at Closing by Bingham. At the Closing, Bingham shall properly execute (if necessary) and deliver to DMRFS or other indicated person or entity, as the case may be, or cause to be executed and delivered to DMRFS or other indicated person or entity, as the case may be, the following:

                           (a) The shares of Bingham Common Stock contemplated in Section 6.1 above.

                           (b)        The Covenants.

                           (c)        [intentionally omitted]

                           (d)        The Shareholders Agreement.

                           (e) An opinion of Jaffe, Raitt, Heuer & Weiss, Professional Corporation, counsel to Bingham, addressed to DMR, the form of which shall be reasonably acceptable to Bingham's counsel, DMR and DMR's counsel.

                           (f)        Copies of Bingham's Articles of
                                      Incorporation, certified by the Michigan
                                      Department of Consumer and Industry
                                      Services, and Certificates of Good
                                      Standing for Bingham issued by the
                                      Michigan Department of Consumer and
                                      Industry Services. All such documents
                                      shall be dated not earlier then ten (10) days prior to the Closing Date.

                           (g) A copy of Bingham's bylaws and a copy of the resolutions of its Board of Directors approving the transactions contemplated in this Agreement, and a certificate, executed by an officer of Bingham, to the effect that, as of the Closing Date, such bylaws and minutes or resolutions are true, complete and correct, have not be altered or repealed and are in full force and effect.

                           (h)        [intentionally omitted]

                           (i)        [intentionally omitted]

         15.    INDEMNIFICATION

                15.1. Indemnification of Bingham. DMR and DMRFS hereby agree to jointly and severally indemnify, defend and hold harmless Bingham, H&W, and their respective officers, directors, shareholders, employees, independent contractors, agents, successors and assigns (collectively, the "Bingham Parties") from and against any and all liabilities, losses, costs or expenses which any of the Bingham Parties may suffer or for which any of the Bingham Parties may become liable and which are based on, are the result of, arise out of or are otherwise related to any of the following:

                           (a) any inaccuracy or misrepresentation, or breach of any representation or warranty of DMR, DMRFS or H&W contained in this Agreement, any of the Attendant Documents or any certificate, schedule, list or other instrument to be furnished by DMR, DMRFS or H&W to, or which DMR, DMRFS or H&W cause to be furnished to, Bingham pursuant to this Agreement or any of the Attendant Documents; provided, however, that no Bingham Party shall be entitled to claim indemnification under this Section 15.1(a) based on a breach of any representation or warranty in Section
                                    8.16 above if the basis of such breach is the express subject matter of another representation or warranty set forth elsewhere in Sections 7 or 8 above, respectively, and the basis for the breach of Section 8.16 above does not also constitute a breach of such other representation or warranty;

                           (b) any breach or failure of DMR, DMRFS or H&W to perform any covenant or agreement required to be performed by any of them pursuant to this Agreement or any of the Attendant Documents;

                           (c) the assertion of any claim, cause of action or similar right by any actual or alleged shareholder of H&W, or any person holding or allegedly holding an option or otherwise having a right to purchase or acquire shares of the capital stock of H&W, against any of the Bingham Parties, asserting that he, she or it has an actual or contingent equity interest in H&W;

                           (d) the assertion of any claim, cause of action or similar right that Bingham is liable for the debts, liabilities and obligations of H&W on a "piercing the corporate veil" theory, in light of DMR's and DMRFS's failure to follow corporate formalities with respect to such subsidiaries prior to the Closing Date;

                           (e) any delinquencies prior to the Closing Date with respect to H&W's loan servicing portfolio, other than loss of servicing income resulting from any such delinquencies;

                           (f) any and all Taxes for which DMR, DMRFS or H&W is liable in respect of any period of time prior to the Closing Date and which were to have been paid prior to the Closing Date (other than those which have been accrued as liabilities on the H&W Financial Statements), and any and all interest, fines or other charges or amounts assessed in connection with any failure to pay any Taxes for which DMR, DMRFS or H&W is or is potentially responsible in respect of any period of time prior to the Closing Date and which were to have been paid prior to the Closing Date;

                           (g)      [intentionally omitted]; or

                           (h) any and all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorneys' and consultants' fees (collectively, "Related Expenses"), incident to any of the foregoing.

                15.2. Indemnification of DMR. Bingham hereby agrees to indemnify, defend and hold harmless DMR and its successors and assigns (collectively, the "DMR Parties") from and against any and all liabilities, losses, costs or expenses which any of the DMR Parties may suffer or for which any of the DMR Parties may become liable and which are based on, the result of, arise out of or are otherwise related to any of the following:

                           (a) any inaccuracy or misrepresentation in, or breach of any representation or warranty of Bingham contained in this Agreement, any of the Attendant Documents or any certificate, schedule, list or other instrument to be furnished by Bingham to DMR pursuant to this Agreement or any of the Attendant Documents; provided, however, that no DMR Party shall be entitled to claim indemnification under this Section 15.2(a) based on a breach of any representation or warranty in Section
                                    10.16 above if the basis of such breach is the express subject matter of another representation or warranty set forth elsewhere in Section 10 above, and the basis for the breach of Section 10.16 above does not also constitute a breach of such other representation or warranty;

                           (b) any breach or failure of Bingham to perform any covenant or agreement required to be performed by Bingham pursuant to this Agreement or any of the Attendant Documents; and

                           (c) any and all Related Expenses incident to any of the foregoing.

                15.3. Assignment of Claims. Each Party agrees that on satisfaction of the obligation to indemnify under this Section 15, and in consideration of such obligation, it will assign to the Party or Parties making such payment or giving such credit any and all claims, causes of action and demands of whatever kind and nature which such indemnified Party may have against any person, firm or other entity giving rise to such indemnified loss, and to reasonably cooperate in any efforts to recover therefrom.

                15.4.      [intentionally omitted]

                15.5. Remedies Exclusive. Except for specific performance, injunctive relief, recoveries for claims of fraud and/or claims under federal or state securities laws, indemnification pursuant to this Section 15 shall be the sole remedy available to the Parties for the indemnifiable subject matters. No provision of this Agreement shall constitute a waiver by any Party of any claims under the federal or state securities laws which he, she or it may have in respect of the transactions contemplated in this Agreement.

                15.6.      [intentionally omitted]

                15.7.      No Distribution of Shares and Related Matters.

                           (a) Any provision of this Agreement to the contrary notwithstanding, in no event shall DMR or DMRFS distribute (whether in liquidation and dissolution or otherwise), assign, convey or otherwise transfer, in any manner whatsoever, to any or all of its shareholders, all of any portion of the shares of Bingham Common Stock issued or to be issued to DMRFS pursuant to this Agreement, unless (i) each shareholder actually receiving any such shares (each, a "Recipient") agrees, in a writing reasonably acceptable to Bingham, to be bound by and subject to the terms of this Agreement, the Shareholders Agreement and the Lockup Agreement (collectively, the "Material Agreements"), as and to the same extent as DMRFS (provided, however, that each Recipient other than DMR shall be liable under this Agreement only in respect of
                                    Section 11.1(c) above); (ii) DMR and DMRFS shall remain liable under and subject to the Material Agreements; and (iii) each Recipient other than DMR executes and delivers to Bingham and H&W a limited, durable power of attorney, which shall be reasonably acceptable to Bingham in form and content, appointing one of the shareholders of DMR (who shall be reasonably acceptable to Bingham, except that in the case of the liquidation and dissolution of DMR, the trustee of the liquidating trust may be named instead) as his, her or its attorney-in-fact (which attorney-in-fact shall be the same for all Recipients) (the "Shareholder Representative"), to take any and all actions, to make any and all decisions, and to execute and any all documents, required under, contemplated in, or which are or become necessary, proper, convenient or desirable in connection with, the Material Agreements, for and on behalf of such Recipient. In that event:

                                    (i)   For all purposes relevant to the
                                          Material Agreements, Bingham, H&W, and
                                          all other parties to any of the
                                          Material Agreements may deal
                                          exclusively with the Shareholder
                                          Representative, and shall have no
                                          obligation whatsoever to deal with any
                                          Recipient, with respect to all matters
                                          in respect of any of the Material
                                          Agreements;

                                    (ii)  Any and all rights which a Recipient
                                          may be entitled to exercise under or
                                          in connection with any of the Material
                                          Agreements must be exercised by the
                                          Shareholder Representative, on behalf
                                          of all of the Recipients, acting as a
                                          collective group; and

                                    (iii) [intentionally omitted]

                                    Except to the extent expressly contemplated in the Shareholders Agreement and the Lockup Agreement, the interests, rights and obligations of the Recipients under the Material Agreements may not be transferred except by will, the laws of descent and distribution or by other operation of law, any other provision of this Agreement to the contrary notwithstanding.

                           (b) Notwithstanding Section 15.7(a) above, Bingham will not require shareholders of DMR other than those identified on the attached
                                    Schedule 15.7(b)-1 to agree to be bound by and subject to the Shareholders Agreement (but any shareholder may do so, if he, she or it so desires), but all shareholders must agree to be bound by and subject to this Agreement and the Lockup Agreement, as provided in Section 15.7(a) above. As a condition precedent to the distribution of any of the shares of Bingham Common Stock issued or to be issued to DMRFS pursuant to this Agreement, each of the shareholders identified on the attached Schedule 15.7(b)-1 shall have executed the Shareholders Agreement. DMR hereby covenants and agrees that if any of the shares of Bingham Common Stock issued or to be issued to DMRFS pursuant to this Agreement are distributed to its shareholders as provided above, each of the shareholders identified on the attached Schedule 15.7(b)-2 will receive the number of shares of Bingham Common Stock identified opposite his, her or its name on the attached Schedule 15.7(b)-2.


                15.8. No Right of Contribution. DMR and DMRFS shall not have, and they hereby waive, any right of contribution or similar right against H&W in respect of this Agreement or any of the Attendant Documents.

         16.    [intentionally omitted]

         17.    MISCELLANEOUS

                17.1.      [intentionally omitted]

                17.2.      Expenses; Broker Fees.

                           (a) Expenses. Except to the extent expressly as provided elsewhere in this Agreement, Bingham shall be responsible for and shall pay all legal fees, accounting fees, due diligence costs and other expenses incurred by it in connection with the negotiation and preparation of this Agreement, and the consummation of the transactions contemplated in this Agreement and the

                                    Attendant Documents. Except to the extent expressly provided elsewhere in this Agreement, DMR shall be responsible for and shall pay all legal fees, accounting fees, due diligence costs and other expenses incurred by DMRFS, H&W or it, or for which DMRFS, H&W or it is responsible, in connection with the negotiation and preparation of this Agreement, the preparation and filing of any and all information filings with the Regulator which are required of it as a result of or in connection with the transactions contemplated in this Agreement, or the consummation of the transactions contemplated in this Agreement and the Attendant Documents, and DMR shall reimburse H&W for all such fees, costs and expenses.

                           (b) Exceptions. Notwithstanding Section 17.2(a) above:

                                    (i)   DMR shall be responsible for and shall
                                          pay the first Twenty Five Thousand
                                          Dollars ($25,000) in legal fees
                                          Bingham incurs in connection with (A)
                                          the negotiation and the preparation of
                                          this Agreement and the Attendant
                                          Documents, (B) the negotiation and the
                                          preparation of the loan documents
                                          being prepared in connection with the
                                          financing of the transactions
                                          contemplated in this Agreement (the
                                          "Loan Documents"), and (C) the
                                          consummation of the transactions
                                          contemplated in this Agreement, the
                                          Attendant Documents and the Loan
                                          Documents.

                                    (ii)  DMR shall be responsible for and shall
                                          pay (and to the extent paid by H&W,
                                          shall reimburse H&W for) all fees and
                                          other amounts due McDonald Investments
                                          Inc. in connection with the
                                          transactions contemplated in this
                                          Agreement.

                                    (iii) [intentionally omitted]

                17.3. Notices. Any notice, election, demand, request, consent, approval, concurrence or other communication (collectively, a "notice") given or made under any provision of this Agreement shall be deemed to have been sufficiently given or made for all purposes only if it is in writing and it is: (a) delivered personally to the party to whom it is directed; (b) sent by first class mail or overnight express mail, postage and charges prepaid, addressed to the party to whom it is directed, at his, her or its address set forth below; or (c) telecopied to the party to whom it is directed, at his, her or its address set forth below:


                           If to DMR or DMRFS:                         With a required copy to:

                           Detroit Mortgage and Realty Company         Timmis & Inman, L.L.P.
                           33045 Hamilton Court West                   300 Talon Centre
                           Farmington Hills, Michigan 48334            Detroit, Michigan 48207
                           Attn: Daniel D. Armistead                   Attn:  Henry J. Brennan III
                           FAX (248) 488-1510                          FAX (313) 396-4228

                           If to Bingham or H&W:                       With a required copy to:


                           Bingham Financial Services                  Jaffe, Raitt, Heuer & Weiss,
                           Corporation                                 Professional Corporation
                           260 East Brown Street, Suite 200            One Woodward Avenue, Suite 2400
                           Birmingham, Michigan 48009                  Detroit, MI  48226
                           Attention:  Gary A. Shiffman                Attention:  Peter Sugar
                           FAX (248) 932-3072                          FAX (313) 961-8358

                           Unless any other provision of this Agreement expressly provides to the contrary, any notice:

                                    (i)   given or made in the manner indicated
                                          in Section 17.3(a) above shall be
                                          deemed to have been given or made on
                                          the day on which such notice was
                                          actually delivered to an adult
                                          residing or employed at the address of
                                          the intended recipient, but if such
                                          day was not a business day, such
                                          notice shall be deemed to have been
                                          given or made on the first business
                                          day following such day;

                                    (ii)  given or made in the manner indicated
                                          in this Section 17.3(b) shall be
                                          deemed to have been given or made on
                                          the third (3rd) business day after the
                                          day on which it was deposited in a
                                          regularly maintained receptacle for
                                          the deposit of the United States'
                                          mail, or in the case of overnight
                                          express mail, on the business day
                                          immediately following the day on which
                                          it was deposited in a regularly
                                          maintained receptacle for the deposit
                                          of overnight express mail, provided
                                          that the notice is subsequently
                                          delivered by the U.S. Post Office or
                                          the courier service to the designated
                                          address in the ordinary course of
                                          business; and

                                    (iii) given or made in the manner indicated
                                          in this Section 17.3(c) above shall be
                                          deemed to have been given or made on
                                          receipt by the transmitting party of
                                          printed confirmation that the
                                          transmission was received, provided
                                          that if the transmission occurs after
                                          4:30 p.m. EST or EDT (as appropriate)
                                          or on a non-business day, the notice
                                          shall be deemed to have been given or
                                          made on the first business day to
                                          follow such transmission.

                           Notwithstanding the immediately preceding sentence, if the intended recipient actually receives a notice before the date on which such notice is deemed to have been given or made, as specified above, the date of actual receipt shall be the date on which such notice is deemed to have been given or made for the purposes of this Agreement.

                17.4. Change of Address. Any Party may change his, her or its address for purposes of this Agreement by giving all of the Parties notice of such change in the manner provided in Section 17.3 above.

                17.5. Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                17.6. Construction. This Agreement has been executed in, and shall be construed and enforced in accordance with the laws of, the State of Michigan, without regard to its conflicts of law principles.

                17.7. No Assignment; Benefit. Subject to Section 15.7 above, no Party may assign its rights and obligations under this Agreement without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding on and inure to the benefit of the Parties and their respective successors and assigns.

                17.8. Entire Agreement. This Agreement, including the Exhibits and the Schedules attached or to be attached to it, is and shall be deemed to be the complete and final expression of the agreement between the Parties as to the matters contained in and related to this Agreement and supersedes any previous agreements between the Parties pertaining to such matters, except to the extent expressly provided in Section
                           17.1 above.

                17.9. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. Photostatic or facsimile reproductions of this Agreement may be made and relied upon to the same extent as originals.

                17.10. Waiver. The waiver by any Party of any provision of this Agreement or any breach of any such provision shall not operate or be construed as a waiver of any subsequent or similar breach. Any waiver of any such provision or any such breach must be in writing.

                17.11.     Knowledge or Awareness.

                           (a) For purposes of this Agreement, to the extent any of the representations or warranties of DMR or DMRFS in this Agreement are expressed in terms of its or their "knowledge" or "awareness" (or other terms of similar meaning), such qualifications shall refer to those facts of which any of the persons identified on the attached
                                    Schedule 17.11(a) have actual knowledge, and to those facts which any of such persons reasonably should be expected to know, had any of them conducted a reasonable investigation into the matter. To the extent Bingham has actual knowledge of a fact (other than facts relative to those matters disclosed on the attached Schedule 17.11(a)) that would constitute a breach by DMR or DMRFS under this Agreement and it closes under this Agreement, the Bingham Parties shall be precluded from making any claim based on such fact.

                           (b) For purposes of this Agreement, to the extent any of the representations of Bingham (or any of its subsidiaries) in this Agreement are expressed in terms of its "knowledge" or "awareness" (or other terms of similar meaning), such qualifications shall refer to those facts of which any of the persons identified on the attached
                                    Schedule 17.11(b) have actual knowledge, and to those facts which any of such persons reasonably should be expected to know, had any of them conducted a reasonable investigation in the matter. To the extent DMR, DMRFS or H&W has actual knowledge of a fact (other than facts relative to those matters disclosed on the attached Schedule 17.11(b)) that would constitute a breach by Bingham (or any of its subsidiaries) under this Agreement and

                                    DMR closes under this Agreement, the DMR
                                    Parties shall be precluded from making any claim based on such fact.

                17.12. Amendment. This Agreement may only be amended by written agreement executed by all of the Parties.

                17.13. Further Assurances. From time to time after the Closing Date, at Bingham's or H&W's request and without further consideration, DMR shall execute and deliver or cause to be executed and delivered such further instruments of conveyance, assignment and transfer and shall take such other action as Bingham or H&W may reasonably request in order more effectively to convey, transfer, reduce to possession or record title to any of the assets of H&W or the H&W Shares acquired pursuant to this Agreement. On Bingham's or H&W's request, DMR shall cooperate and use its best efforts to have DMR's, DMRFS's and H&W's current and former, officers, directors, shareholders, employees and agents cooperate with Bingham and H&W on or after the Closing Date by furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes involving Bingham or H&W and which are based on contracts, leases, arrangements or acts of DMR, DMRFS or H&W which were in effect or occurred on or prior to the Closing Date.

                17.14.     Schedules and Exhibits.

                           (a)      [intentionally omitted]

                           (b) Any provision of this Agreement to the contrary notwithstanding, and despite any "as of" date or similar qualifier set forth on any Schedule to this Agreement, the information set forth in such Schedule, when finalized in accordance with Section 17.14(a) above, shall be as of the date of this Agreement, unless an alternative date is expressly set forth in this Agreement.

                17.15.     [intentionally omitted]

              [the remainder of this page intentionally left blank]

         IN WITNESS WHEREOF, the undersigned have caused this Reorganization Agreement to be executed as of June 30, 1999.


                                   BINGHAM FINANCIAL SERVICES
                                   CORPORATION, a Michigan corporation


                                   By:      /s/ Ronald A. Klein
                                       -----------------------------------------
                                   Its:     Chief Executive Officer
                                       -----------------------------------------

                                   DETROIT MORTGAGE AND REALTY
                                   COMPANY, a Michigan corporation


                                   By:      /s/ Daniel D. Armistead
                                       -----------------------------------------
                                   Its:     Chairman
                                       -----------------------------------------

                                   DMR FINANCIAL SERVICES, INC.,
                                   a Michigan corporation


                                   By:      /s/ Mark C. Stevens
                                       -----------------------------------------
                                   Its:     President and CEO
                                       -----------------------------------------

                                   HARTGER & WILLARD MORTGAGE ASSOCIATES, INC., a Michigan corporation


                                   By:      /s/ Mark C. Stevens
                                       -----------------------------------------
                                   Its:     Vice President
                                       -----------------------------------------